HERSHA HOSPITALITY TRUST

510 Walnut Street | 9th Floor

Philadelphia | PA | 19106

p. 215.238.1046 | f. 215.238.0157

hersha.com

HERSHA HOSPITALITY TRUST ANNOUNCES

FULL-YEAR AND FOURTH QUARTER 2016 RESULTS

- Full-Year 2016 Net Income of $95.6 Million, or $2.18 per Share -

-  Full-Year 2016 Comparable Portfolio RevPAR Growth of 2.1% -

- FY 2016 Adjusted EBITDA of $171.6 Million -

Philadelphia, PA, February  22, 2017 -- Hersha Hospitality Trust (NYSE: HT) (“Hersha” or the “Company”), owner of upscale hotels in urban gateway markets, today announced results for the full-year and the fourth quarter ended December  31, 2016.

Full-Year and Fourth Quarter 2016 Financial Results

Net income applicable to common shareholders was $95.6 million, or $2.18 per diluted common share, in 2016, compared to net income applicable to common shareholders of $27.4 million, or $0.56 per diluted common share, in 2015.  The increase in 2016 net income was primarily the result of gains recognized from the Company’s $640.3 million of hotel sales undertaken throughout the year.

Net income applicable to common shareholders was $1.1 million, or $0.03 per diluted common share, in fourth quarter 2016, compared to net income applicable to common shareholders of $8.8 million, or $0.19 per diluted common share, in fourth quarter 2015.  The decrease in fourth quarter 2016 net income and net income per diluted common share were primarily due to the timing and volume of the Company’s 2016 asset sales, increased preferred distributions related to the Company’s 6.5% Series D and Series E Preferred Share issuances,  weakness in the Company’s South Florida portfolio, as well as expenses related to the lease buyout at The Cadillac Courtyard Miami Beach.

Adjusted Funds from Operations (“AFFO”) in 2016 decreased by $8.3 million, or 7.0%, to $109.8 million, compared to $118.1 million in 2015 due to the factors previously mentioned.  The Company’s weighted average diluted common shares and units of limited partnership interest in Hersha Hospitality Limited Partnership (“OP Unit”) outstanding declined to approximately 45.7 million as of December 31, 2016, compared to approximately 50.3 million as of December 31, 2015.  AFFO per diluted common share and OP Unit in 2016 was $2.40, a 2.1% increase from AFFO of $2.35 per diluted common share and OP Unit reported in 2015.

AFFO in the fourth quarter 2016 decreased by $9.4 million, or 28.8%, to $23.0 million, compared to $32.4 million in the fourth quarter 2015.  AFFO per diluted common share and OP Unit in the fourth quarter 2016 was $0.52, a 22.4% decrease from AFFO per diluted common share and OP Unit of $0.67 in the same quarter in 2015 as a result of the previously mentioned factors.  An explanation of certain non-GAAP financial measures used in this press release, including, among others, AFFO, as well as reconciliations of those non-GAAP financial measures, to GAAP net income, is included at the end of this press release.

Mr. Jay H. Shah, Hersha’s Chief Executive Officer, stated, “2016 was a transformational year for Hersha as we executed several creative and unique entrepreneurial initiatives to unlock value, drive results, and continue our growth trajectory in our core markets, while further diversifying our income stream.    During 2016, we entered into agreements to sell 16 hotels for $832.8 million and closed on 11 of these hotels for $640.3 million, highlighted by our 7-hotel, $571.4 million joint-venture transaction with Cindat, which materially reduced our exposure to the challenged Manhattan market.  We utilized proceeds from our joint-venture sale and other suburban dispositions, while deferring over $186.0 million of tax gains, to acquire 5 high-quality, well-located hotels for $380.9 million, meaningfully increasing our exposure to the higher growth Washington, DC, Boston and California markets.  The net result of our capital recycling activities is a young, differentiated, geographically focused, transient hotel portfolio in-tune with travelers’ tastes and preferences.    We  also executed several large capital raising transactions to optimize our balance sheet in 2016,  expanding the Company’s unsecured borrowing capacity to $1.0 billion. In addition, we successfully accessed the best preferred market in years to raise $292.5 million of 6.5% Preferred Equity,  which provided additional financial flexibility to execute our business plan.    Finally,  and in-line with the Company’s value creation philosophy and commitment to total shareholder returns, we repurchased $52.0 million of our common shares in 2016,  representing approximately 6.2% of the float.”

Mr. Shah continued, “For the full-year period, our comparable portfolio reported 2.1% RevPAR growth to $171.27 driven by our Philadelphia, Washington, DC and West Coast hotel clusters.  Excluding New York City, which continued to be negatively impacted by the delivery of new supply, we reported 3.5% RevPAR growth.  Adjusted EBITDA totaled $171.6 million, while Adjusted FFO per share increased 2.1% to $2.40 for the full-year period.  During fourth quarter 2016, we reported a 30 basis point RevPAR increase as continued strength in Washington, DC and on the West Coast offset weakness in South Florida, our most challenged market during the period.  Excluding our South Florida portfolio, comparable portfolio RevPAR increased 1.8%.  As we look forward, we are encouraged by improved sentiment post-election, and are hopeful lodging will benefit from an expected acceleration of GDP and increased business spending.”

Fourth Quarter 2016 Operating Results

The best performing market during the fourth quarter was the Company’s Washington, DC Metro portfolio, which reported 9.7% revenue per available room (“RevPAR”) growth.  The Company’s Washington, DC Urban and West Coast portfolios reported 5.4% and 4.8% RevPAR growth, respectively, in fourth quarter 2016.

RevPAR at the Company's 43 comparable hotels increased 0.3% to $165.73 in fourth quarter 2016.  The Company’s average daily rate (“ADR”) for the comparable hotel portfolio increased 2.1% to $211.95, while occupancy decreased 136 basis points to 78.2%.    Hotel EBITDA margins for the comparable hotel portfolio decreased 70 bps to 34.9%.  Excluding Hyatt Union Square and The Sanctuary Beach Resort, which reported disproportionate margin deterioration due to renovations in connection with the re-concepting of the restaurants’ food and beverage outlets, the Company’s comparable EBITDA margins decreased 30 basis points.

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New York City and Manhattan

The New York City hotel portfolio, which includes the five boroughs, consisted of 10 hotels as of December  31, 2016.  In the fourth quarter the Company’s comparable New York City hotel portfolio reported very strong occupancy of 92.1%.  RevPAR increased 1.1% to $229.14, driven by a 1.3% ADR increase to $248.69.

The Manhattan hotel portfolio consisted of 7 hotels as of December  31, 2016.  The Company’s comparable Manhattan hotel portfolio reported robust 94.0% occupancy, reflecting the inherent demand characteristic of the Manhattan market.  RevPAR rose 1.2% to $261.96  as a result of 1.7% ADR growth to $278.82.  The Company’s Manhattan portfolio reported Gross Operating Profitability (“GOP”) and EBITDA margins of 55.6% and 43.0%, respectively, in the fourth quarter 2016.    In the fourth quarter, the Company outperformed greater Manhattan RevPAR by 70 basis points, and has outperformed the Manhattan market in 10 of the previous 12 quarters as a result of a  young, well-located, and purpose-built hotel cluster in-tune with travelers’ tastes and preferences.

Financing

As of December 31, 2016, the Company maintained significant financial flexibility with approximately $185.6 million of cash and cash equivalents and full capacity on the Company’s senior unsecured credit facility.  As of December 31, 2016, 42.0% of the Company’s consolidated debt was fixed rate debt or hedged through interest rate swaps and caps.  The Company’s total consolidated debt had a weighted average interest rate of approximately 3.43% and a weighted average life-to-maturity of approximately 3.9 years.

Preferred Shares

On November 1, 2016, the Company priced a public offering of 6.5% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share, for gross proceeds of $100.0 million.

Acquisitions

On October 20, 2016, the Company closed on the fee simple 145-room Courtyard by Marriott in Sunnyvale, CA for $75.0 million, or $517,200 per key.  The acquisition included the assumption of $40.6 million in CMBS debt that matures in 2025.  The debt is interest only until August 2020, incurring interest at a fixed rate of 4.72%.

On December 1, 2016, the Company closed on the purchase of the 77-room Ambrose Hotel in Santa Monica, CA for $47.5 million, or $617,000 per key.    The Ambrose Hotel is located within Santa Monica’s 7.9 million square-foot Class A office market and is proximate to Silicon Beach, which includes high profile employers such as Google, Facebook, Apple, IMAX, Hulu and Riot Games.  The Ambrose is one block from St. John’s Heath Center, a private, 234-room hospital renown for clinical excellence and award-winning care. The hotel includes a two-level, 82 space parking garage, in addition to an executive meeting room and a fitness center.

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Dispositions

On November 4, 2016, the Company closed on the sale of the 125-room Residence Inn in Framingham, MA and the 96-room Residence Inn in Norwood, MA for a combined $47.0 million, or approximately $213,000 per key.

Subsequent Events

In January 2017,  Hersha redeemed its interest in its Mystic Partners joint-venture.   The Company transferred to its former joint-venture partner all of its partnership interests in the Hartford Marriott and the Hartford Hilton for $8.5 million, which represented a 100% recovery of the Company’s equity investment in these assets.  The Company simultaneously assumed full ownership of the Mystic Marriott Hotel & Spa without any additional cash payment to the joint-venture partner.

In January 2017,  Hersha closed on the sale of the 203-room Courtyard by Marriott in Alexandria, VA, and the 120-room Residence Inn in Greenbelt, MD for $62.0 million.  In addition, the Company agreed to a 6-month extension to close on the sale of three suburban West Coast hotels for $130.5 million, a $7.5 million increase from the original purchase price, valuing the entire 757-room, 5-hotel suburban portfolio at $192.5 million, or $254,000 per key.  In addition to the price increase, the Company has secured a $10.0 million non-refundable deposit from the purchaser.  The suburban West Coast portfolio sale is anticipated to close in July 2017.

On February 1, 2017, the Company acquired the 115-room Ritz-Carlton in Coconut Grove, FL for $36.0 million, or $313,000 per key.     The Company funded The Ritz-Carlton, Coconut Grove acquisition in part with proceeds from the recent sale of the Residence Inn Greenbelt as part of a tax-deferred like-kind exchange.

On February 21,  2017, Hersha acquired the 153-room Pan Pacific Hotel in Seattle, WA.  The Company intends to engage in a tax-deferred reverse like-kind exchange with respect to its acquisition of The Pan Pacific and the expected disposition of the suburban West Coast portfolio that is anticipated to close in July 2017, which would allow deferral of the gain from the suburban West Coast portfolio sale.

Share Repurchase Activity

In the fourth quarter, the Company repurchased approximately 167,000 common shares for an aggregate repurchase price of $3.0 million. During 2016, the Company repurchased approximately 2.8 million common shares for an aggregate repurchase price of $52.0 million, which represented approximately 6.2% of the Company common shares outstanding as of December 31, 2015.

On October 3, 2016, the Company announced a new share repurchase program of up to $100 million of the Company’s outstanding common shares.  The new repurchase program expires on December 31, 2017, unless extended by the Board of Trustees.

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Dividends

Hersha paid a cash dividend of $0.4297 per Series C Preferred Share, and $0.40625 per Series D Preferred Share for the fourth quarter ending December 31, 2016, and a prorated initial dividend of $0.30694 per Series E Preferred Share.  The preferred share dividends were paid January 17, 2017 to holders of record as of January 1, 2017.

The Company also paid cash dividends totaling $0.48 per common share and per limited partnership unit, consisting of a quarterly dividend of $0.28 per common share and limited partnership unit for the fourth quarter ending December 31, 2016, and an additional special dividend of $0.20 per common share and limited partnership unit.  These common share dividends and limited partnership unit distributions were paid January 17, 2017 to holders of record as of January 5, 2017.

2017 Outlook

The Company is introducing its operating and financial expectations for 2017.  The Company’s expectations, which are based on the Company’s current view of operating and economic fundamentals, include the Company’s liquidation of The Mystic JV, the suburban Washington, DC hotel dispositions, the acquisition of The Ritz-Carlton, Coconut Grove, and the Company’s acquisition of The Pan Pacific Hotel in Seattle, WA, and does not build in any additional acquisitions, dispositions or capital market activities for 2017.  Based on management’s current outlook and assumptions, the Company’s 2017 operating expectations are as follows:

	2017 Outlook
($’s in millions except per share amounts)	Low	High
Net income	$67.0	$77.0
Net income per share	$1.59	$1.82

Comparable Property RevPAR Growth	0.0%	2.0%
Comparable Property EBITDA Margins	-1.0%	0.0%

Adjusted EBITDA	$162.0	$172.0

Adjusted FFO	$94.0	$104.0
Adjusted FFO per share	$2.08	$2.31

Fourth Quarter 2016 Conference Call

The Company will host a conference call to discuss these results at 9:00 a.m. Eastern Time on February  23, 2017.  Hosting the call will be Mr. Jay H. Shah, Chief Executive Officer, Mr. Neil H. Shah, President and Chief Operating Officer, and Mr. Ashish Parikh, Chief Financial Officer.

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A live audio webcast of the conference call will be available on the Company’s website at www.hersha.com.  The conference call can be accessed by dialing 1-888-500-6974 or 1-719-457-2734 for international participants.  A replay of the call will be available from 12:00 p.m. Eastern Time on Thursday, February 23, 2017, through 11:59 pm Eastern Time on Thursday, March 9, 2017. The replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 for international participants. The passcode for the call and the replay is 4643214.  A replay of the webcast will be available on the Company’s website for a limited time.

About Hersha Hospitality Trust

Hersha Hospitality Trust (HT) is a self-advised real estate investment trust in the hospitality sector, which owns and operates high quality upscale hotels in urban gateway markets. The Company's 53 hotels totaling 7,943 rooms are located in New York, Washington, DC, Boston, Philadelphia, Miami and select markets on the West Coast. The Company's common shares are traded on The New York Stock Exchange under the ticker “HT”.

Non-GAAP Financial Measures

An explanation of Funds from Operations (“FFO”), AFFO, Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA and Hotel EBITDA, as well as reconciliations of FFO, AFFO, EBITDA and Adjusted EBITDA to net income or loss, the most directly comparable U.S. GAAP measures, is included at the end of this release.

Cautionary Statements Regarding Forward Looking Statements

Certain matters within this press release are discussed using “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. These forward-looking statements may include statements related to, among other things: the Company’s 2017 outlook for net income attributable to common shareholders, net income per weighted average common share and OP Units outstanding, Adjusted EBITDA, AFFO, AFFO per weighted average common share and OP Unit outstanding, consolidated and comparable RevPAR growth and consolidated and comparable EBITDA margin growth, economic and other assumptions underlying the Company’s 2017 outlook and assumptions regarding economic growth, labor markets, real estate values and the economic vibrancy of our target markets, the Company’s ability to grow operating cash flow, leverage rate-driven revenue growth, return capital to its shareholders, whether in the form of increased dividends or otherwise, the Company’s ability to match or outperform its competitors’ performance, the ability of the Company’s hotels to achieve stabilized or projected revenue, the stability of the lodging industry and the markets in which the Company’s hotel properties are located, the Company’s ability to generate internal and external growth, the Company’s ability to increase margins, including hotel EBITDA margins, the Company’s ability to close on pending transactions on the terms it expects, if at all, and the Company’s ability to achieve its forecasted stabilization rates. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding the future of its business, future plans and

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strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements contained in this press release. Therefore, you should not rely on any of these forward-looking statements.  For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed by the Company with the Securities and Exchange Commission (“SEC”) and other documents filed by the Company with the SEC from time to time.  All information provided in this press release, unless otherwise stated, is as of February 22, 2017, and the Company undertakes no duty to update this information unless required by law.

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HERSHA HOSPITALITY TRUST
Balance Sheet (unaudited)
(in thousands, except shares and per share data)
	December 31, 2016	December 31, 2015
Assets:
Investment in Hotel Properties, Net of Accumulated Depreciation, Including Consolidation of Variable Interest Entity Assets of $0 and $82,787	$1,767,570	$1,831,119
Investment in Unconsolidated Joint Ventures	11,441	10,316
Cash and Cash Equivalents	185,644	27,955
Escrow Deposits	8,993	19,204
Hotel Accounts Receivable, Net of Allowance for Doubtful Accounts of $91 and $12	8,769	9,465
Due from Related Parties	18,332	6,243
Intangible Assets, Net of Accumulated Amortization of $4,532 and $3,951	16,944	13,389
Deposits on Hotel Acquisitions	-	5,000
Other Assets	39,370	39,958
Hotel Assets Held for Sale	98,473	-
Total Assets	$2,155,536	$1,962,649

Liabilities and Equity:
Line of Credit	$-	$27,000
Unsecured Term Loan, Net of Unamortized Deferred Financing Costs	663,500	547,780
Unsecured Notes Payable, Net of Unamortized Deferred Financing Costs	50,578	50,525
Mortgages Payable, including Net Unamortized Premium and Unamortized Deferred Financing Costs, and Consolidation of Variable Interest Entity Debt of $0 and $52,509	337,821	544,659
Accounts Payable, Accrued Expenses and Other Liabilities	65,106	59,226
Dividends and Distributions Payable	26,050	16,515
Due to Related Parties	-	8,789
Liabilities Related to Hotel Assets Held for Sale	51,428	-
Deferred Gain on Disposition of Hotel Assets	81,314	-
Total Liabilities	$1,275,797	$1,254,494

Equity:
Shareholders' Equity:
Preferred Shares: $.01 Par Value, 29,000,000 Shares Authorized, 3,000,000 Series C, 7,700,000 Series D and 4,000,000 Series E Shares Issued and Outstanding at December 31, 2016 and 4,600,000 Series B and 3,000,000 Series C Shares Issued and Outstanding at December 31, 2015, with Liquidation Preferences of $25 Per Share	$147	$76
Common Shares: Class A, $0.01 Par Value, 75,000,000 and 300,000,000 Shares Authorized at December 31, 2016 and December 31, 2015 respectively, 41,770,514 and 44,457,368 Shares Issued and Outstanding at December 31, 2016 and December 31, 2015, respectively	418	444
Common Shares: Class B, $0.01 Par Value, 1,000,000 Shares Authorized, None Issued and Outstanding at December 31, 2016 and December 31, 2015	-	-
Accumulated Other Comprehensive Loss	1,373	(466)
Additional Paid-in Capital	1,198,311	1,086,259
Distributions in Excess of Net Income	(364,831)	(408,274)
Total Shareholders' Equity	835,418	678,039

Noncontrolling Interests:
Noncontrolling Interests - Common Units and LTIP Units	44,321	31,876
Noncontrolling Interests - Consolidated Variable Interest Entity	-	(1,760)
Total Noncontrolling Interests	44,321	30,116

Total Equity	879,739	708,155

Total Liabilities and Equity	$2,155,536	$1,962,649

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HERSHA HOSPITALITY TRUST
Summary Results (unaudited)
(in thousands, except shares and per share data)
	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Revenues:
Hotel Operating Revenues:
Room	$96,113	$110,053	$408,844	$424,477
Food & Beverage	9,795	8,064	35,366	26,405
Other Operating Revenues	5,470	4,979	22,160	19,390
Total Hotel Operating Revenues	111,378	123,096	466,370	470,272
Other Revenue	67	32	259	113
Total Revenues	111,445	123,128	466,629	470,385

Operating Expenses:
Hotel Operating Expenses:
Room	21,234	23,912	89,055	90,681
Food & Beverage	8,327	5,902	29,566	21,040
Other Operating Expenses	34,998	36,637	144,335	142,592
Total Hotel Operating Expenses	64,559	66,451	262,956	254,313
Hotel Ground Rent	924	914	3,600	3,137
Real Estate and Personal Property Taxes and Property Insurance	7,745	8,927	32,157	34,518
General and Administrative	4,934	4,031	16,396	13,992
Share Based Compensation	2,255	1,918	8,048	6,523
Acquisition and Terminated Transaction Costs	827	665	2,560	1,119
Depreciation and Amortization	18,131	18,995	75,390	74,390
Total Operating Expenses	99,375	101,901	401,107	387,992

Operating Income	12,070	21,227	65,522	82,393

Interest Income	143	49	362	193
Interest Expense	(10,425)	(11,167)	(44,352)	(43,557)
Other Expense	(97)	(33)	(961)	(367)
Gain on Disposition of Hotel Properties	21,000	-	115,839	-
Lease Buyout	(16,831)	-	(16,831)	-
Loss on Debt Extinguishment	(111)	(15)	(1,187)	(561)
Income before Income (Loss) from Unconsolidated Joint Venture Investments and Income Taxes	5,749	10,061	118,392	38,101

Income (Loss) from Unconsolidated Joint Venture Investments	587	105	(1,823)	965

Income before Income Taxes	6,336	10,166	116,569	39,066

Income Tax Benefit	375	2,401	4,888	3,141

Net Income	6,711	12,567	121,457	42,207

Income Allocated to Noncontrolling Interests	(204)	(210)	(4,477)	(411)
Preferred Distributions	(5,374)	(3,589)	(17,380)	(14,356)
Extinguishment of Issuance Costs Upon Redemption of Series B Preferred Shares	-	-	(4,021)	-

Net Income Applicable to Common Shareholders	$1,133	$8,768	$95,579	$27,440

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	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Earnings per Share:
BASIC
Net Income Applicable to Common Shareholders	$0.03	$0.19	$2.21	$0.56

DILUTED
Net Income Applicable to Common Shareholders	$0.03	$0.19	$2.18	$0.56

Weighted Average Common Shares Outstanding:
Basic	41,733,272	45,663,416	42,957,199	47,786,811
Diluted	42,307,583	46,211,104	43,530,731	48,369,658

Non-GAAP Measures

FFO and AFFO

The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. We calculate FFO applicable to common shares and Common Units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as loss from impairment of assets and depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our interpretation of the NAREIT definition is that non-controlling interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shareholders, includes loss from the impairment of certain depreciable assets, our investment in unconsolidated joint ventures and land, depreciation and amortization expenses, gains or losses on property sales, non-controlling interest and preferred dividends. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.  We determined that the loss from the impairment of certain depreciable assets, including investments in unconsolidated joint ventures and land, was driven by a measurable decrease in the fair value of certain hotel properties and other assets as determined by our analysis of those assets in accordance with applicable GAAP.  As such, these impairments have been eliminated from net income (loss) to determine FFO.

Hersha also presents Adjusted Funds from Operations (AFFO), which reflects FFO in accordance with the NAREIT definition further adjusted by:

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•	adding back non-cash share based compensation expense;
•	adding back acquisition and terminated transaction expenses;
•	adding back contingent considerations;
•	adding back amortization of deferred financing costs;
•	adding back adjustments for the amortization of discounts and premiums;
•	adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties;
•	adding back straight-line amortization of ground lease expense and prior period tax assessment expenses; and
•	adding back unconsolidated joint venture management company transaction costs and state and local tax expense related to prior period assessment.

FFO and AFFO do not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of the Company’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO and AFFO to be meaningful, additional measures of our operating performance because they exclude the effects of the assumption that the value of real estate assets diminishes predictably over time, and because they are widely used by industry analysts as performance measures. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors.  We present FFO and AFFO applicable to common shares and OP Units because our OP Units are redeemable for common shares.  We believe it is meaningful for the investor to understand FFO and AFFO applicable to all common shares and OP Units.

Certain amounts related to depreciation and amortization and depreciation and amortization from discontinued operations in the prior year FFO reconciliation have been recast to conform to the current year presentation.  In addition, based on guidance provided by NAREIT, we have eliminated loss from the impairment of certain depreciable assets, including investments in unconsolidated joint ventures and land, from net (income) loss to arrive at FFO in each year presented.  The following table reconciles FFO and AFFO for the periods presented to the most directly comparable GAAP measure, net income (loss) applicable to common shares, for the same periods:

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HERSHA HOSPITALITY TRUST
Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)
(in thousands, except shares and per share data)

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Net income applicable to common shares	$1,133	$8,768	$95,579	$27,440
Income allocated to noncontrolling interest	204	210	4,477	411
(Income) loss from unconsolidated joint ventures	(587)	(105)	1,823	(965)
Gain on disposition of hotel properties	(21,000)	-	(115,839)	-
Depreciation and amortization	18,131	18,995	75,390	74,390
Funds from consolidated hotel operations applicable to common shares and Partnership units	(2,119)	27,868	61,430	101,276

Income (loss) from unconsolidated joint venture investments	587	105	(1,823)	965
Depreciation and amortization of difference between purchase price and historical cost	(225)	121	(418)	481
Interest in depreciation and amortization of unconsolidated joint ventures	3,421	1,232	14,820	5,027
Funds from unconsolidated joint venture operations applicable to common shares and Partnership units	3,783	1,458	12,579	6,473

Funds from Operations applicable to common shares and Partnership units	1,664	29,326	74,009	107,749

Add:
Lease Buyout	16,831	-	16,831	-
Non-cash extinguishment of issuance costs upon redemption of Series B Preferred Shares	-	-	4,021	-
Non-cash share based compensation expense	2,255	1,918	8,048	6,523
Acquisition and terminated transaction costs	827	665	2,560	1,119
Amortization of deferred financing costs	679	654	2,624	2,650
Interest in amortization of deferred financing costs of unconsolidated joint venture	389	-	987	-
Amortization of discounts and premiums	(174)	(389)	(1,265)	(1,289)
Deferred financing costs and debt premium written off in debt extinguishment	111	15	1,187	561
Straight-line amortization of ground lease expense	159	162	640	542
State and local tax expense related to reassessment of prior period assessment	292	-	162	238

Adjusted Funds from Operations	$23,033	$32,351	$109,804	$118,093

AFFO per Diluted Weighted Average Common Shares and Partnership Units Outstanding	$0.52	$0.67	$2.40	$2.35

Diluted Weighted Average Common Shares and Partnership Units Outstanding	44,661,249	48,157,678	45,740,227	50,276,867

510 Walnut Street 9th Floor | Philadelphia, PA  19106 | p. 215.238.1046 | f. 215.238.0157                           Page | 12

Adjusted EBITDA

Adjusted Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission rules. Our interpretation of Adjusted EBITDA is that EBITDA derived from our investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. Our Adjusted EBITDA computation may not be comparable to EBITDA or Adjusted EBITDA reported by other companies that interpret the definition of EBITDA differently than we do. Management believes Adjusted EBITDA to be a meaningful measure of a REIT's performance because it is widely followed by industry analysts, lenders and investors and that it should be considered along with, but not as an alternative to, net income, cash flow, FFO and AFFO, as a measure of the Company's operating performance.

HERSHA HOSPITALITY TRUST
Adjusted EBITDA
(in thousands)
	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Net income applicable to common shareholders	$1,133	$8,768	$95,579	$27,440
Income allocated to noncontrolling interest	204	210	4,477	411
(Income) loss from unconsolidated joint ventures	(587)	(105)	1,823	(965)
Gain on disposition of hotel properties	(21,000)	-	(115,839)	-
Non-operating interest income	(143)	(49)	(362)	(182)
Distributions to Preferred Shareholders	5,374	3,589	17,380	14,356
Interest expense	10,425	11,167	44,352	43,557
Extinguishment of issuance costs upon redemption of Series B Preferred Shares	-	-	4,021	-
Income tax benefit	(375)	(2,401)	(4,888)	(3,141)
Deferred financing costs and debt premium written off in debt extinguishment	111	15	1,187	561
Depreciation and amortization	18,131	18,995	75,390	74,390
Acquisition and terminated transaction costs	827	665	2,560	1,119
Lease Buyout	16,831	-	16,831	-
Non-cash share based compensation expense	2,255	1,918	8,048	6,523
Straight-line amortization of ground lease expense	159	162	640	542
Unconsolidated joint venture management company transition costs and state and local tax expense related to reassessment of prior period assessment	292	-	162	238

Adjusted EBITDA from consolidated hotel operations	33,637	42,934	151,361	164,849

Income (loss) from unconsolidated joint venture investments	587	105	(1,823)	965
Depreciation and amortization of difference between purchase price and historical cost	(225)	121	(418)	481
Adjustment for interest in interest expense, depreciation and amortization of unconsolidated joint ventures	5,441	2,771	22,444	10,993

Adjusted EBITDA from unconsolidated joint venture operations	5,803	2,997	20,203	12,439

Adjusted EBITDA	$39,440	$45,931	$171,564	$177,288

510 Walnut Street 9th Floor | Philadelphia, PA  19106 | p. 215.238.1046 | f. 215.238.0157                           Page | 13

Hotel EBITDA

Hotel EBITDA is a commonly used measure of performance in the hotel industry for a specific hotel or group of hotels. We believe Hotel EBITDA provides a more complete understanding of the operating results of the individual hotel or group of hotels. We calculate Hotel EBITDA by utilizing the total revenues generated from hotel operations less all operating expenses, property taxes, insurance and management fees, which calculation excludes Company expenses not specific to a hotel, such as corporate overhead. Because Hotel EBITDA is specific to individual hotels or groups of hotels and not to the Company as a whole, it is not directly comparable to any GAAP measure and should not be relied on as a measure of performance for our portfolio of hotels taken as a whole.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found in the Investor Relations section and the “SEC Filings and Presentations” page of the Company’s website, www.hersha.com.

Contact:
Ashish Parikh, Chief Financial Officer

Peter Majeski, Manager of Investor Relations & Finance

Phone:  215-238-1046

510 Walnut Street 9th Floor | Philadelphia, PA  19106 | p. 215.238.1046 | f. 215.238.0157                           Page | 14